Exhibit 10.1
REVISED
October 15, 2009
David Young
3912 Nelson House Road
Ellicott City, MD 21043
Dear David:
Questcor is pleased to extend an offer of employment to you for the position of Chief Scientific Officer. Your hire date will be October 30, 2009. You will report to Don Bailey, President & Chief Executive Officer. You will work out of the Maryland office and your position will involve travel.
You will receive a gross, base salary of $17,000.00 on a semi-monthly basis, which equates to $408,000 on an annualized basis. A copy of the Questcor Pharmaceuticals, Inc. Compensation Policy and Process is attached. Please note that the policy contains the following provision “Employees hired during the first nine months of a calendar year are eligible for bonus awards. To calculate the target bonus award, the target bonus percentage established for that employee would be multiplied by the salary earned for that partial calendar year.” In accordance with this Policy and Process, you will be eligible for an incentive bonus of up to 60% of earned base compensation. This bonus will be based on the attainment of specific milestones during the calendar year. The milestones will be communicated to you in writing by your manager and will be updated as part of the performance review process. Questcor will provide you with an indemnification equivalent to that provided to other senior management and pursuant to the Company’s Directors and Officers insurance policies. An agreement regarding Change of Control and Severance will be provided to you under separate cover.
You will be eligible to participate in the Company’s group health plan on the first of the month following your date of hire. You will also be eligible to participate in the Company’s 401k savings plan and Employee Stock Purchase Plan. You will accrue paid vacation and receive paid Company holidays and other benefits as set forth in the Company’s Employee Handbook.
Your manager will recommend that the Company’s Board of Directors approve a stock option of 350,000 shares of the Company’s Common Stock pursuant to the terms of the Company’s 2006 Equity Incentive Award Plan (the “2006 Plan”). These options will be non-qualified stock options and the options will vest at the rate of twenty-five percent (25%) at the end of the first anniversary of your date of hire or in the event of a leave of absence after you have provided one year of actual service to the Company. An additional 1/48th of the shares will vest each month thereafter for the following three years, so long as you remain actively employed by the Company. However, as stated above, the granting of such options by the Company is (a) subject to the Board’s approval, and (b) if approved, is not a guarantee of continued employment for any specific period of time. The terms of the option will be set forth in the Questcor’s standard Stock Option Agreement, and the option shall be subject to the terms of the 2006 Plan. Further details on the 2006 Plan will be provided upon approval of such grant by the Company’s Board of Directors.
Your position is a full time position. Accordingly, you will be expected to devote 100% of your working time, effort and abilities to the performance of your duties in this position. However we understand that you will have some responsibilities to resolve with your current company over the next few months. During your employment, you also agree to comply with the Company’s rules, policies and current procedures, including those currently set forth in the Employee Handbook, as well as those which may be implemented in the future. You agree to abide by the Company’s policies and procedures, including those set forth in the Employee Handbook. You will be required to sign an Acknowledgement of Receipt for this Handbook.
As an employee of the Company, you will have access to certain confidential, proprietary information and trade secrets of the Company, and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. At all times during your employment, you will also be expected and hereby agree to dedicate your undivided loyalty to the Company and to refrain from engaging in any other employment or outside business activity which may present a potential or actual conflict of interest without first obtaining the Company’s prior written approval. Consistent with the above, you will need to sign the Company’s Proprietary Information and Inventions Agreement as a condition of your employment. We also wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential, proprietary information, documents or trade secrets of any former employer or violate any obligations you may have to any former employer. You hereby represent that your commencement of employment with the Company will not violate any agreement currently in place between yourself and any other employer.
The Company is an at-will employer and does not guarantee employment for any specific period of time. Accordingly, either you or the Company may terminate the employment relationship at any time with or without cause and with or without advance notice. The Company also has the right to change the terms and conditions of your employment at any time and with or without cause or advance notice, including but not limited to promotion, transfer, compensation, benefits, duties, work location, etc. Your eligibility for or participation in any benefit program or incentive stock option plan is not in any way a guarantee of continued employment for any specific period of time. Your at-will employment status will continue at all times throughout your employment and cannot be changed by any express or implied agreement based on any representations or actions by any other employee, supervisor, manager or director of the Company. Rather, the employment at-will relationship may only be changed by a written agreement signed by both you and the Company’s Chief Executive Officer.

Prior to your third day of employment with the Company, you will be required to provide proof of your identity and authorization to work in the United States and to complete an I-9 Form as required by federal immigration laws.
This offer letter, along with the Company’s Proprietary Information and Inventions Agreement and Company Employee Handbook, set forth the entire agreement between you and the Company and supersede all prior and contemporaneous agreements, representations, negotiations and understandings between you and the Company whether written or oral.
This offer will remain open until October 16, 2009. If you decide to accept this offer based on the terms and conditions set forth above, and we hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me via my confidential fax (510) 405-8581. If you have any questions, please call me at (510) 400-0760.
We look forward to the opportunity to welcome you to the Company!
Sincerely,
Susan Park
Senior Manager, Human Resources
I hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

October 15, 2009 Date	/s/ David Young Signature

David Young Employee Name (printed)